UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 30, 2009

ANGELES INCOME PROPERTIES, LTD. II

(Exact name of Registrant as specified in its charter)

            California                0-11767                 95-3793526

      (State or other jurisdiction (Commission            (I.R.S. Employer

           of incorporation)        File Number)        Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01   Completion of Acquisition or Disposition of Assets.

Angeles Income Properties, Ltd. II, a California limited partnership (the “Partnership” or “Registrant”), owns a 100% interest in Landmark (NC), LLC, a Delaware limited liability company (the “Seller”), which owned Landmark Apartments (the “Property”), a 292-unit apartment complex located in Raleigh, North Carolina. On October 30, 2009, the Seller sold the Property to an affiliate of Pennsylvania Realty Group, Inc., a Pennsylvania corporation (the “Purchaser”). The Purchaser is not an affiliate of the Seller. The total sales price for the Property was $11,800,000. The Registrant continues to own and operate one other investment property.

In accordance with the terms of the Registrant’s partnership agreement, the Registrant’s managing general partner is currently evaluating the cash requirements of the Registrant to determine what portion, if any, of the sale proceeds will be available to distribute to the Registrant’s partners.

Item 9.01   Financial Statements and Exhibits

(b)   Pro forma financial information.

The following unaudited pro forma balance sheet and statements of operations reflect the operations of the Registrant as if Landmark Apartments had been sold on January 1, 2008.

The pro forma financial statements do not project the Registrant’s results of operations at any future date or for any future period. This pro forma information should be read in conjunction with the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2009 and the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008.

PRO FORMA BALANCE SHEET

(in thousands)

June 30, 2009

All other assets	$ 834
Investment property, net	4,053
Total Assets	$ 4,887

All other liabilities	$ 2,118
Mortgage notes payable	23,092
Partners’ deficit	(20,323)
Total Liabilities and Partners’ Deficit	$ 4,887

PRO FORMA STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

	Six Months Ended

Year Ended

 June 30, 2009

December 31, 2008

Operating revenues	$ 1,877	$ 4,021
Operating expenses	2,170	4,232
	(293)	(211)
Casualty gain	--	33
Net loss	$ (293)	$ (178)

Net loss per limited partnership unit	$ (2.91)	$ (1.76)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGELES INCOME PROPERTIES, LTD. II

By:  Angeles Realty Corporation II

Managing General Partner

By:  /s/Stephen B. Waters

Stephen B. Waters

Senior Director

Date: November 5, 2009